Exhibit 10.12
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.
AMENDED AND RESTATED
SUPPLEMENTAL WARRANT AGREEMENT
To Purchase Shares of the Series B Common Stock of
HEALTHCARE SERVICES, INC.
Dated as of May 31, 2007 (the “Effective Date”)
     WHEREAS, Ascension Health, a Missouri not-for-profit corporation (the “Warrantholder”) has entered into a Restricted Stock Agreement dated as of November 7, 2004 (the “Restricted Stock Agreement”) with Healthcare Services, Inc. d/b/a Accretive Health, a Delaware corporation (the “Company”); and
     WHEREAS, the Company granted to Warrantholder the right to purchase shares of its Class B Common Stock pursuant to the terms of that certain Supplemental Warrant Agreement entered into by and between the Company and the Warrantholder on or about November 7, 2004; and
     WHEREAS, the Company and the Warrantholder have entered into that certain Subscription Agreement between them dated May 15, 2007; and
     WHEREAS, the Company and Warrantholder seek to Amend and Restate the terms of that Supplemental Warrant Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and in consideration of the Subscription Agreement between them, the Company and Warrantholder agree as follows:
1. GRANT OF THE RIGHT TO PURCHASE SERIES B COMMON STOCK. In consideration of Warrantholder and its affiliates’ agreement to provide services to the Company in the form of an “operational laboratory” and related consulting services relative to the services which Company is developing for its prospective clients, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from the Company from time to time, up to 446,190 fully paid and non-assessable shares of the Company’s Series B Common Stock, par value $0.01 per share (“Common Stock”), in accordance with Exhibit A attached hereto and incorporated herein by this reference, at a purchase price per share equal to the most recent price per share paid for a Common Equivalent Share in a capital raising transaction by the Company (the “Exercise Price”); provided, however, that if within six (6) months of the date that additional shares are issuable pursuant to this Supplemental Warrant Agreement there has not been a capital raising transaction for the Company then the Exercise Price shall be the price at which the Company has most recently granted options to its employees. The number of shares and the Exercise Price shall be adjusted as provided in Section 8 hereof. The Company and the Warrantholder will from time to time indicate on Appendix A the number of shares for which this Supplemental Warrant Agreement is exercisable and the applicable Exercise Prices therefore.
2. TERM OF THE SUPPLEMENTAL WARRANT AGREEMENT.
(a) Except as otherwise provided for herein, the term of this Supplemental Warrant Agreement and the right to purchase Common Stock as granted herein shall continue for a period commencing on the Effective Date and shall continue until the earliest of (i) 5:00 p.m. Chicago time on the (i) tenth anniversary of the Effective Date; or (ii) the effective date of the Company’s initial public offering.
(b) Change of Control Recapitalization, Merger or Sale. Notwithstanding the term of this Supplemental Warrant Agreement fixed pursuant to Section 2(a) hereof, the right to purchase Common Stock as granted herein shall expire, if not previously exercised, immediately upon (i) a capital reorganization of the shares of the Company’s stock (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for in Sections 8(b), 8(c) and 8(d)) involving a “Change of Control” of the Company (a “Change of Control Recapitalization”), the closing of a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (a “Merger”), or the sale of all or substantially all of the Company’s properties and assets to any other person (a “Sale”); provided, however, if the acquiring company requires the Warrantholder to exercise this Supplemental Warrant Agreement, then the Warrantholder shall exercise this Supplemental Warrant Agreement pursuant to the terms hereunder. In the event of a Change of Control Recapitalization, Merger or Sale, the Company will provide the Warrantholder at least thirty (30) days notice of such event and thereafter the Company and Warrantholder will discuss in good faith what portion of the number of shares issuable hereunder have been earned or should be awarded in accordance with Appendix A. “Change of Control” as used herein shall refer to an acquisition of 50% or more of the Company’s voting stock ordinarily having voting rights if the acquiring entity actually exercises management control other than a transaction involving an offering of the Company’s capital stock in the public market.
(c) The Company shall notify the Warrantholder, in accordance with the terms of Section 13(e) hereof, if an Initial Public Offering, Change of Control Recapitalization, Merger or Sale is proposed not less than thirty (30) days prior to such event. Such notice also shall contain such details of the proposed Initial Public Offering, or Change of Control Recapitalization or Merger or Sale as are reasonable in the circumstances, including the anticipated effective date thereof, and notice that this Supplemental Warrant Agreement is expected to expire upon closing thereof. If such closing does not take place, the Company shall promptly notify the Warrantholder that such proposed transaction has been terminated. Notwithstanding anything to the contrary in this Supplemental Warrant Agreement, the Warrantholder may rescind any exercise of its purchase rights promptly after such notice of termination of the proposed transaction if the exercise of this Supplemental Warrant Agreement occurred after the Company notified the Warrantholder that the Initial Public Offering, Change of Control Recapitalization, Merger or Sale was proposed or if the exercise was otherwise precipitated by such proposed Initial Public Offering, Change of Control Recapitalization, Merger or Sale. In the event of such recission, the Supplemental Warrant Agreement will thereafter continue to be exercisable on the same terms and conditions contained herein.
3. EXERCISE OF THE PURCHASE RIGHTS.
(a) The purchase rights set forth in this Supplemental Warrant Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2 above or as modified by any other provision of this Agreement, by tendering to the Company at its principal office a notice of exercise duly completed and executed in the form attached hereto as Exhibit I (the “Notice of Exercise”). This Supplemental Warrant Agreement shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided herein, and the Warrantholder (or such other person as the Warrantholder shall designate to receive the shares issuable upon exercise) shall be treated as the holder of record of such shares as of the close of business on that date. Within three (3) days of receipt of the Notice of Exercise, the Company shall deliver to Warrantholder the acknowledgment of exercise duly completed and executed in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”). Promptly upon receipt of the Notice of Exercise and the payment of the purchase price in accordance with the terms set forth below, and in no event later than twenty-one (21) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased if Warrantholder has only partially exercised this Supplemental Warrant Agreement, and a new Supplemental Warrant Agreement pursuant to Section 3(d).
(b) The Exercise Price may be paid at the Warrantholder’s election either (i) in cash, by check or by wire transfer or (ii) in the manner provided by Section 3(c) of this Supplemental Warrant Agreement or a combination of (i) and (ii).

(c) Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Supplemental Warrant Agreement for cash, the Warrantholder may elect to receive shares equal to the value (as determined below) of this Supplemental Warrant Agreement (or the portion thereof being canceled) by surrender of this Supplemental Warrant Agreement at the principal office of the Company together with the properly endorsed Notice of Exercise (“Net Issuance”) in which event the Company shall issue to the Warrantholder a number of shares of Common Stock computed using the following formula:
X = Y(A-B)
             A

Where:	X =	the number of shares of Common Stock to be issued to the Warrantholder.

	Y =	the number of shares of Common Stock requested to be exercised under this Supplemental Warrant Agreement.

	A =	the fair market value of one (1) share of the Company’s Series B Common Stock (at the date of such calculation).

	B =	the Exercise Price (as adjusted as of the date of calculation).
     For purposes of the above calculation, fair market value of the Common Stock shall mean with respect to each share of Common Stock:
(i)	if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the Commission, then the fair market value per share shall be the product of (x) the “Initial Price to Public” specified in the final prospectus with respect to the Initial Public Offering and (y) the number of shares of Common Stock into which each share of Common Stock is convertible at the time of such exercise;

(ii)	if this Supplemental Warrant Agreement is exercised after, and not in connection with an Initial Public Offering, and:
(A)	if the Company’s Common Stock is traded on a national securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a twenty-one (21) day period ending three days before the day the fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Common Stock is convertible at the time of such exercise;

(B)	if the Company’s Common Stock is traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices of the Company’s Common Stock quoted on Nasdaq (or similar system) over the twenty-one (21) day period ending three days before the day the fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Common Stock is convertible at the time of such exercise;
(iii)	if at any time the Common Stock is not listed on any securities exchange or quoted over-the-counter, the fair market value of Common Stock shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Company’s Board of Directors and (y) the number of shares of Common Stock into which each share of Common Stock is convertible at the time of such exercise; or

(iv)	Notwithstanding the provisions of Section 3(c)(i), (ii) and (iii), if the Company shall become subject to a Merger or Sale, the fair market value of Common Stock shall be deemed to be the value received by the holders of the Company’s Common Stock on a common equivalent basis pursuant to such Merger or Sale.
     (d) Upon partial exercise by any method, the Company, at its expense, shall promptly but not more than three (3) days after surrender of the Supplemental Warrant Agreement, issue an amended Supplemental Warrant Agreement to Warrantholder representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Supplemental Warrant Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.
4. RESERVATION OF SHARES. The Company covenants that the Common Stock issuable, or other securities from time to time issuable hereunder, upon exercise of the Warrantholder’s rights, has been duly and validly reserved and, when issued in accordance with the provisions of this Supplemental Warrant Agreement, will be, upon exercise of this Supplemental Warrant Agreement and payment of the then applicable Exercise Price, validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Supplemental Warrant Agreement shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Supplemental Warrant Agreement. The Company shall not be required to pay any tax which may be payable in respect of any transfer involved and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

5. NO FRACTIONAL SHARES OR SCRIP. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Supplemental Warrant Agreement, but in lieu of such fractional shares the Company shall make a cash payment to Warrantholder therefor upon the basis of the Exercise Price in effect with respect to such shares.
6. NO RIGHTS AS SHAREHOLDER. This Supplemental Warrant Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company in its capacity as a Warrantholder prior to the exercise of the Warrant.
7. WARRANTHOLDER REGISTRY. The Company shall maintain a registry showing the name and address of the registered holders of this Supplemental Warrant Agreement. The Warrantholder or any transferee hereof (subject to the provisions of Section 11 hereof) may change its or his address as shown on the registry by written notice to the Company. Any notice or written communications required or permitted to be given to the Warrantholder shall be made in accordance with the provisions of Section 13(e) hereof to the Warrantholder shown on the registry. The Company shall treat the holder(s) in the registry as the absolute owner(s) of the Supplemental Warrant Agreement for all purposes until such time as the Warrantholder sends notice to the Company to change such registry.
8. ADJUSTMENT RIGHTS. The Exercise Price(s) and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows from time to time:
     (a) Non-Change of Control Recapitalization. If at any time there shall be a capital reorganization of the shares of the Company’s stock (other than a Change of Control Recapitalization or a combination, reclassification, exchange or subdivision of shares otherwise provided for in Sections 8(b), 8(c) and 8(d) herein) (a “Non-Change of Control Recapitalization”) lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of its rights under the Supplemental Warrant Agreement, in lieu of the shares originally issuable pursuant hereto, the number of shares of stock or other securities issuable as a result of such Non-Change of Control Recapitalization, all subject to further adjustment as otherwise provided in this Section 8. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Supplemental Warrant Agreement with respect to the rights and interests of the Warrantholder after the Non-Change of Control Recapitalization to the end that the provisions of this Supplemental Warrant Agreement (including adjustments of number of shares of Common Stock purchasable) shall be applicable after the next Non-Change of Control Recapitalization to the greatest extent possible, in relation to any shares or other property deliverable after that Non-Change of Control Recapitalization upon exercise of this Supplemental Warrant Agreement. If the per share consideration payable to the holder hereof for shares in connection with any such Non-Change of Control Recapitalization is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors.

     (b) Reclassification of Shares. If the Company at any time during the term of this Supplemental Warrant Agreement shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Supplemental Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Supplemental Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Supplemental Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change and the Exercise Price(s) shall be appropriately adjusted, all subject to further adjustment as provided in this Section 8.
     (c) Split, Subdivision or Combination of Shares. If the Company at any time during the term of this Supplemental Warrant Agreement shall combine, split or subdivide the securities as to which purchase rights under this Supplemental Warrant Agreement exists into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision, or proportionately increased in the case of a combination, all subject to further adjustment as provided in this Section 8.
     (d) Stock Dividends. If during the term of this Supplemental Warrant Agreement the Company shall at any time declare or make a dividend payable in, or make any other distribution (except any distribution specifically provided for in the foregoing subsections (b) or (c)) of the Company’s stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Company’s stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the Company’s stock outstanding immediately after such dividend or distribution. The Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.
     (e) Notice of Adjustments. If: (1) the Company shall declare any dividend or distribution upon its stock, whether in cash, property, stock or other securities; (2) the Company shall offer for subscription pro rata to the holders of any class of its Common or other convertible stock any additional shares of stock of any class or other rights; (3) there shall be any Non-Change of Control Recapitalization; (4) there shall be any voluntary or involuntary dissolution, liquidation or winding up of the Company; or (5) any other event requiring the Exercise Price or the number of shares purchasable hereunder to be adjusted pursuant to this Section 8, then, in connection with each such event, the Company shall send to the Warrantholder at the Company’s expense and pursuant to Section 13(e) hereof at least twenty (20) days’ prior written notice of the date: (A) on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of a Non-Change of Control Recapitalization, dissolution, liquidation or winding up; and (B) in the case of any such Non-Change of Control Recapitalization, dissolution, liquidation or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Non-Change of Control Recapitalization, dissolution, liquidation or winding up). In the case of an Initial Public Offering, the Company shall give Warrantholder at least twenty (20) days written notice prior to the effective date thereof.
     Each such written notice shall set forth, in reasonable detail, (i) the event requiring the adjustment, (ii) the amount of the adjustment, (iii) the method by which such adjustment was calculated, (iv) the Exercise Price and (v) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, addressed to the Warrantholder, at the address as shown on the books of the Company. The Company shall give the Warrantholder a statement, no less often than quarterly, showing the ownership of the Company on a fully-diluted basis, organized by class of shares, including but not limited to the shares into which this Supplemental Warrant Agreement is exchangeable.
9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
     (a) Organization. The Company is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and carry on its business as now conducted and proposed to be conducted. The Company is duly qualified to transact business and is in good standing in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business, properties, prospects or financial condition.
     (b) Due Authority and Non-Contravention. The execution and delivery by the Company of this Supplemental Warrant Agreement and the Restricted Stock Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock or other securities into which the Supplemental Warrant Agreement may be exercisable, have been duly authorized by all necessary corporate action on the part of the Company, and the Restricted Stock Agreement and this Supplemental Warrant Agreement are not inconsistent with the Company’s Certificate or Bylaws, do not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and the Restricted Stock Agreement and this Supplemental Warrant Agreement constitute legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms.
     (c) Issued Securities. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in full compliance with all Federal and state securities laws. In addition:

(i)	The authorized capital of the Company consists of 20,000,000 shares of capital stock, of which 50,000 shares are preferred and 19,950,000 shares are common.

(ii)	The parties agree that for the purpose of this Warrant Agreement that the capitalization of the Company is as set forth on Exhibit A attached hereto.

(iii)	Except for the holders of preferred stock, and except as otherwise granted to the Warrantholder as of the date hereof, no shareholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock and no person has rights to acquire additional shares of the Company as of the date hereof.
     (d) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Supplemental Warrant Agreement.
     (e) Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted or proposed to be conducted, the lack of which could materially adversely affect the business, properties, prospects or financial condition of the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
     (f) Disclosure. The Company has provided Warrantholder with all the information reasonably available to it without undue expense that Warrantholder has requested in connection with its acquisition of the Supplemental Warrant Agreement. To the best of the Company’s knowledge after reasonable investigation, neither this Agreement nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.
     (g) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 11 hereof, the issuance of the Common Stock upon exercise of this Supplemental Warrant Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the Missouri Securities Act of 2003 in reliance upon Section 409.2-202(14) thereof.
10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER. This Supplemental Warrant Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

     (a) Authority. Warrantholder has full power and authority to enter into the Supplemental Warrant Agreement and it constitutes a valid and legally binding obligation of Warrantholder.
     (b) No Intent to Distribute. The right to acquire Common Stock upon exercise of the Warrantholder’s rights contained herein will not be with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same.
     (c) Private Issue. The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Warrant is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Supplemental Warrant Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.
     The Warrantholder understands that if the Company does not register with the Securities and Exchange Commission pursuant to Section 12 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and file reports pursuant to Section 13 of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when it desires to sell (i) the rights to purchase Common Stock pursuant to this Supplemental Warrant Agreement or (ii) the Common Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period.
     (d) Receipt of Information. Warrantholder believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Common Stock. Warrantholder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock and the business, properties, prospects, and financial condition of the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Warrantholder or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 9 of this Agreement or the right Warrantholder to rely thereon.
     (e) Investment Experience. Warrantholder represents it: (1) is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that it is able to fend itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock; (2) is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect as of the Effective Date; and (3) has not been organized for the purpose of acquiring the Common Stock.
11. TRANSFERS.

     (a) Generally. Subject to the terms and conditions contained in Section 10 hereof provided, however, that notwithstanding anything to the contrary herein, the transferee of the rights and interests in the Supplemental Warrant Agreement be limited to wholly-owned subsidiaries of the Warrantholder, and provided, further, that notwithstanding the foregoing, the Warrantholder and any successor transferee may make a transfer to a person or entity not a subsidiary upon the prior written consent of the Company which consent shall not be unreasonably withheld and provided that such transfer was effected in accordance with applicable federal and state securities laws, this Supplemental Warrant Agreement and all rights hereunder are transferable in whole or in part by the Warrantholder. The transfer shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.
     (b) Transferability and Nonnegotiability of Supplemental Warrant Agreement. This Supplemental Warrant Agreement may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). Subject to the provisions of the 1933 Act, title to this Supplemental Warrant Agreement may be transferred by endorsements (by the Warrantholder executing the Transfer Notice attached hereto as Exhibit III)) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.
     (c) Exchange of Supplemental Warrant Agreement Upon a Transfer. On surrender of this Supplemental Warrant Agreement for exchange, properly endorsed and subject to the limitations on assignments and transfers and contained in this Section 11, the Company shall issue to or on the order of the Warrantholder a new Supplemental Warrant Agreement(s), in the name of the Warrantholder or as the Warrantholder (on payment by the Warrantholder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof in accordance with the provisions of Section 3(d) hereof.
     (d) Legend. This Warrant and all shares of Common Stock or Common Stock issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend in substantially the form as set forth on page 1 hereof (in addition to any legend required by state securities laws).
12. REGISTRATION RIGHTS. Upon exercise of this Supplemental Warrant Agreement, the Warrantholder shall have and be entitled to exercise, together with all other holders of securities possessing registration rights as set forth in the Company’s Restricted Stock Plan.
13. MISCELLANEOUS.

     (a) Effective Date. The provisions of this Supplemental Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Supplemental Warrant Agreement shall be binding upon any successors or assigns of the Company and the benefits hereunder shall inure to any successors of the Warrantholder.
     (b) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Supplemental Warrant Agreement.
     (c) Governing Law. This Supplemental Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the laws of the State of Delaware.
     (d) Counterparts. This Supplemental Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument by hand or by nationally recognized courier service.
     (e) Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, by hand or nationally recognized courier service, facsimile transmission (provided that the original is sent by personal delivery or mail as hereinafter set forth) or three (3) days after deposit in the United States mail, by registered or certified mail, addressed (i) to the Warrantholder at Matthew I. Hermann, Director, Strategic Health Venture Investing, Ascension Health Ventures, LLC, 4600 Edmundson Road, St. Louis, Missouri 63134 and (ii) to the Company at Suite 3650, 676 N. Michigan Avenue, Chicago, IL 60611, Attention: Gregory N. Kazarian (and/or if by facsimile, (312) 324-7821) or (iii) at such other address as any such party may subsequently designate by written notice to the other party.
     (f) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.
     (g) No Impairment of Rights. The Company will not, by amendment of its Certificate or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Supplemental Warrant Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.
     (h) Survival. The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Supplemental Warrant Agreement shall survive the execution, delivery and exercise of this Supplemental Warrant Agreement.
     (i) Severability. In the event any one or more of the provisions of this Supplemental Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Supplemental Warrant Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.
     (j) Amendments. Any provision of this Supplemental Warrant Agreement may be amended by a written instrument signed by the Company and by the Warrantholder.
     (k) Business Days. In the event that the Warrantholder’s rights hereunder would otherwise terminate on a Saturday, Sunday or other day which is a legal or bank holiday in the State of Illinois, then the Warrantholder’s rights hereunder shall continue until the next succeeding business day.
     (l) Lost, Stolen, Destroyed or Mutilated Warrants. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company will issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Warrant, and upon receipt of reasonable indemnity satisfactory to the Company.
     (m) Voting Rights. Until such time as there is a Public Market (as defined in the Restricted Stock Agreement) for Company’s securities, the Warrantholder shall vote any of the Common Stock acquired by it pursuant to the terms of this Supplemental Warrant Agreement in accordance with the holders of a majority of the then-outstanding voting shares in any vote, not counting for this purpose the Common Stock acquired pursuant to this Supplemental Warrant Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

Company:

HEALTHCARE SERVICES, INC.

By:	/s/ Mary Tolan

Title: Founder and CEO

Warrantholder:

ASCENSION HEALTH

By:	/s/ Anthony Speranzo

Title: Senior Vice President and CFO

APPENDIX A TO
AMENDED AND RESTATED SUPPLEMENTAL WARRANT
Warrants shall be earned based upon the reasonable and necessary services of Ascension Health in assisting Accretive Health in identifying new clients and demonstrating its operating model in accordance with the following schedule:

Each $500 million in Qualifying Revenue under management	25% of shares issuable under the Amended and Restated Supplemental Warrant earned
Qualifying Revenue shall mean Revenue from sources, other than Ascension or Ascension Affiliates contracted after May 31,2007.

EXHIBIT I
NOTICE OF EXERCISE
To:
(1)	The undersigned Warrantholder hereby elects to purchase shares of the Series B Common Stock of Healthcare Services, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the Supplemental Warrant Agreement dated the day of , 2004 (“Supplemental Warrant Agreement”) between the Company and the Warrantholder, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

(2)	In exercising its rights to purchase the Series B Common Stock of the Company, the undersigned hereby confirms and acknowledges the investment representations and warranties made in Section 10 of the Supplemental Warrant Agreement.

(3)	Please issue a certificate or certificates representing said shares Series B Common Stock in the name of the undersigned or in such other name as is specified below.

(4)	Please issue a replacement Supplemental Warrant Agreement representing Warrantholder’s right to purchase shares , based upon an original grant of the right to purchase shares, as adjusted to date.

(Name)

(Address)

Warrantholder: ASCENSION HEALTH

By:

Title:

Date:

EXHIBIT II
ACKNOWLEDGEMENT OF EXERCISE
     The undersigned                                         , hereby acknowledge receipt of the “Notice of Exercise” from Ascension Health, to purchase                      shares of the Series B Common Stock of Healthcare Services, Inc. pursuant to the terms of the Supplemental Warrant Agreement, and further acknowledges that                      shares remain subject to purchase under the terms of the Supplemental Warrant Agreement.

Company:

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE
(To transfer or assign the foregoing Supplemental Warrant Agreement execute this form and supply required information. Do not use this form to purchase shares.)
     FOR VALUE RECEIVED, the foregoing Supplemental Warrant Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated

Warrantholder’s Signature

Warrantholder’s Address

Signature Guaranteed:

NOTE:	The signature to this Transfer Notice must correspond with the name as it appears on the fact of the Supplemental Warrant Agreement, without alternation or enlargement or any change whatever. officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Supplemental Warrant Agreement.